Filed Pursuant to Rule 424(b)(3) Registration No. 333-235508

Prospectus

105,000 Ordinary Shares

of

QUOTIENT LIMITED

This prospectus relates to the offer and resale from time to time of up to 105,000 ordinary shares of nil par value per share by the selling shareholders identified in this prospectus or in supplements to this prospectus. See “Selling Shareholders.”

The 105,000 ordinary shares to which this prospectus relates were issued to the selling shareholders in separate private placements. This prospectus does not necessarily mean that the selling shareholders will offer or sell those shares. We cannot predict when or in what amounts the selling shareholders may sell any of the shares offered by this prospectus. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We have filed the registration statement of which this prospectus is a part pursuant to contractual obligations that exist with the selling shareholders.

We are not selling any ordinary shares under this prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares other than any commissions or transfer taxes of any selling shareholder and the fees, disbursements and expenses of any legal counsel to any selling shareholder. See “Selling Shareholders” and “Plan of Distribution.”

Our ordinary shares are listed on The Nasdaq Global Market under the symbol “QTNT.” On December 19, 2019, the closing sale price of our ordinary shares on The Nasdaq Global Market was $8.90 per share.

The selling shareholders identified in this prospectus from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus. Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in our securities described in our Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2019, which is incorporated herein by reference, in addition to the other information contained or incorporated by reference in this prospectus, in an applicable prospectus supplement or in other offering material. Please see the section entitled “Risk Factors” beginning on page 4 of this prospectus, as well as the sections entitled “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended March 31, 2019 and beginning on page 42 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which reports are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No Jersey, Channel Islands regulatory consent is required in respect of the offering subject of this prospectus and, consequently, no consent has been sought from the Jersey Financial Services Commission in connection with this prospectus.

The date of this prospectus is December 20, 2019.

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This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (or the SEC) pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of ordinary shares covered by this prospectus. Neither we nor the selling shareholders have authorized anyone to provide any information or to make any representations other than that contained in or incorporated by reference in this prospectus, any prospectus supplement or any other offering material prepared by or on behalf of us or to which we have referred you. Do not rely upon any information or representations made outside of such sources. Neither we nor the selling shareholders take any responsibility for, nor can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling shareholders are making an offer to sell, or soliciting an offer to buy, these securities in any jurisdiction where the offer, sale or solicitation is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus, any prospectus supplement or any other offering material prepared by us is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since such date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit either to the registration statement of which this prospectus is a part or any document incorporated by reference herein or in any prospectus supplement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant made to you or for your benefit. Moreover, such representations, warranties or covenants were accurate only as of the date they were made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Our trademark portfolio includes both United States and foreign trademark registrations and pending United States and foreign trademark applications. Other trademarks or trade names referred to in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus and the documents incorporated by reference herein are generally referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Certain market and industry data and forecasts included in or incorporated by reference in this prospectus, any prospectus supplement or any other offering material were obtained from independent market research, industry publications and surveys, governmental agencies and publicly available information. We did not fund and are not otherwise affiliated with the third party sources that we cite. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we are not aware of any misstatements regarding the market or industry data presented or incorporated by reference herein or in any prospectus supplement or other offering material, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Our fiscal year ends on March 31. Unless otherwise noted, any reference to a year preceded by the word “fiscal” refers to the twelve months ended March 31 of that year. For example, references to “fiscal 2019” refer to the twelve months ended March 31, 2019. Any reference to a year not preceded by “fiscal” refers to a calendar year.

For investors outside of the United States: We have not done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our ordinary shares. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Unless the context requires otherwise, references in this prospectus to “Quotient,” the “Company,” “we,” “us” and “our” refer to Quotient Limited and its consolidated subsidiaries.

Overview

We are a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. Our initial focus is on blood grouping and donor disease screening, which is commonly referred to as transfusion diagnostics. Blood grouping involves specific procedures performed at donor or patient testing laboratories to characterize blood, which includes antigen typing and antibody identification. Disease screening involves the screening of donor blood for unwanted pathogens using two different methods, a serological approach (testing for specific antigens or antibodies) and a molecular approach (testing for DNA or RNA).

We operate in the $40 billion in vitro diagnostic space, and have designed MosaiQ™, our proprietary technology platform, to initially target the $3.4 billion global transfusion diagnostics market and the $750 million plasma diagnostics market. We have over 30 years of experience developing, manufacturing and commercializing conventional reagent products used for blood grouping within the global transfusion diagnostics market, and we are developing MosaiQ to better address the comprehensive needs of this large and established market. MosaiQ will initially comprise two separate microarrays, one for immunohematology (blood grouping), or IH, and one for serological disease screening, or SDS, and a high-throughput instrument. We are also developing a third microarray for molecular disease screening. We believe MosaiQ has the potential to transform transfusion diagnostics, significantly reducing the cost of blood grouping in the donor and patient testing environments, while improving patient outcomes.

We have designed MosaiQ to offer a breadth of diagnostic tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. Time to result for MosaiQ is expected to be significantly quicker than existing methods for extended antigen typing and antibody detection and is expected to be equivalent to the time to result for current instrument platforms performing basic antigen typing. We believe that customer adoption of MosaiQ will lead to improved patient outcomes through better and easier matching of donor and patient blood, given cost-effective extended antigen typing offered by MosaiQ. Improved patient outcomes using MosaiQ include the potential for reduced incidence of alloimmunization, where the patient develops antibodies to foreign antigens introduced to the body through transfused blood. Cost savings and efficiencies should also be available to customers that adopt MosaiQ, as a result of:

•	comprehensive characterization of donor or patient blood, eliminating the need for routine manual testing typically undertaken by skilled technicians;

•	simplification of required consumables and testing processes;

•	consolidation of multiple instrument platforms in donor testing laboratories;

•	significant reduction of sample volume requirements;

•	reduction of consumable and reagent waste; and

•	more streamlined processes for matching donor units to patients.

We have designed MosaiQ to match the existing performance of automated platforms used by donor testing laboratories for serological disease screening. We also believe the incorporation of molecular disease screening on MosaiQ will offer considerable advantages over existing approaches in use by donor testing laboratories, delivering operational cost savings and a reduced time to result, while also eliminating the need to pool samples.

Our initial aim is to provide donor testing laboratories with a single instrument platform to be utilized for blood grouping and, if applicable, both serological and molecular disease screening for donated red blood cells and plasma. We expect there to be two blood grouping microarrays, one for the donor testing market and one for the patient testing market. We refer to the blood grouping microarrays as the MosaiQ IH Microarray. We refer to the serological disease screening microarrays as the MosaiQ SDS Microarray. The initial MosaiQ SDS Microarray will comprise assays to detect CMV and Syphilis. We expect to follow our initial MosaiQ SDS Microarray launch with the launch of a range of additional MosaiQ SDS II Microarrays incorporating all remaining mandated serological disease screening assays, depending upon the final application for the product. Based on historical annual blood donations collected by our key target donor testing customers, we estimate that the potential market for MosaiQ microarrays (for blood grouping, serological disease screening and molecular disease screening) should exceed 100 million microarrays per annum following receipt of applicable regulatory clearances and approvals for MosaiQ.

We also believe that MosaiQ may have the potential for use beyond transfusion diagnostics in the larger clinical diagnostics market, and are evaluating the potential for our technology as a platform for diagnosis and monitoring of other disease states. We have identified opportunities for future partnership and development in relation to disease states for which a broad array of tests are required using multiple testing modalities for a single diagnosis or for ongoing therapy monitoring.

We have a proven track record and significant expertise in product development, manufacturing and quality assurance, tailored to the highly regulated transfusion diagnostics market. We currently derive revenue from a portfolio of products used for blood grouping, as well as whole blood controls used daily for quality assurance testing of third-party blood grouping instruments. We have introduced a range of U.S. Food and Drug Administration, or FDA, licensed products in the United States under the Quotient brand, which we sell directly to donor testing laboratories, hospitals and independent patient testing laboratories. We also develop, manufacture and sell conventional reagent products to original equipment manufacturers, or OEMs, such as Ortho-Clinical Diagnostics, Inc., or Ortho, Bio-Rad Laboratories, Inc. and Grifols S.A. In April 2019, the FDA licensed a range of rare anti-sera conventional reagents products for sale in the United States and in July 2019, the FDA licensed a range of conventional reagents manufactured by us for use on an instrument testing platform commercialized by Ortho.

We are developing additional conventional reagent products for our OEM customers and for sale directly in the United States under the Quotient brand.

The Ordinary Shares We Are Registering

The 105,000 ordinary shares to which this prospectus relates were originally issued to the selling shareholders in separate private placements that occurred in February 2017 and August 2018. In order to permit the public offer and resale from time to time of these ordinary shares by the selling shareholders, we entered into a registration rights agreement with the selling shareholders on December 13, 2019, which we refer to as the Registration Rights Agreement. In accordance with the terms of the Registration Rights Agreement, we are using this prospectus to register up to 105,000 ordinary shares to be sold by the selling shareholders from time to time after the date of this prospectus. The selling shareholders might not sell any or all of the ordinary shares offered by this prospectus.

Corporate History and Information

Quotient Limited is a limited liability no par value company incorporated under the laws of Jersey, Channel Islands. Our registered address is 28 Esplanade, St. Helier, JE2 3QA, Jersey, Channel Islands. Our agent for service of process is our wholly owned U.S. subsidiary, Quotient Biodiagnostics, Inc., 301 South State Street, Suite S-204, Newton, Pennsylvania 18940.

We were incorporated in Jersey, Channel Islands in 2012. Our principal executive offices are located at B1, Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland, and our telephone number is 011-41-22-716-9800. Our website address is www.quotientbd.com. Information contained on, or accessible through, our website, unless specifically incorporated by reference herein, is not incorporated by reference herein and should not be considered to be part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our securities.

THE OFFERING

Securities Offered By Selling Shareholders:	Up to 105,000 ordinary shares.

Ordinary Shares(1):

Number of ordinary shares outstanding before this offering:	80,249,301

Number of ordinary shares to be outstanding after this offering:	80,249,301

Use of Proceeds:	Proceeds from the sale of the ordinary shares covered by this prospectus will be received by the selling shareholders. We will not receive any proceeds from such sale.

Listing:	Our ordinary shares are listed on the Nasdaq Global Market under the symbol “QTNT”.

Risk Factors:	Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in our securities. Please see the section entitled “Risk Factors” beginning on page 4 of this prospectus, as well as the sections entitled “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended March 31, 2019 and beginning on page 42 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which reports are incorporated by reference in this prospectus.

(1)	As of December 12, 2019.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors described in the sections “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are incorporated herein by reference and other information contained in or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment, if required, before purchasing any of our ordinary shares. Any of these risks could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which involve substantial risk and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, and other future conditions, and include estimates and projections. Forward-looking statements can be identified by words such as “strategy,” “objective,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “might,” “design” and other similar expressions, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in or incorporated by reference in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain, and are subject to numerous known and unknown risks and uncertainties.

Forward-looking statements include statements about:

•	the continuing development, regulatory approval and commercialization of MosaiQ™;

•

the design of blood grouping and disease screening capabilities of MosaiQ, the potential for the expansion of our MosaiQ technology into the larger clinical diagnostics market and the benefits of MosaiQ for both customers and patients;

•	future demand for and customer adoption of MosaiQ, the factors that we believe will drive such demand and our ability to address such demand;

•	our expected profit margins for MosaiQ;

•	the size of the market for MosaiQ;

•	the regulation of MosaiQ by the FDA or other regulatory bodies, or any unanticipated regulatory changes or scrutiny by such regulators;

•	future plans for our conventional reagent products;

•	the status of our future relationships with customers, suppliers, and regulators relating to our products;

•	future demand for our conventional reagent products and our ability to meet such demand;

•	our ability to manage the risks associated with international operations;

•	anticipated changes, trends and challenges in our business and the transfusion diagnostics market;

•	the effects of competition;

•	the expected outcome or impact of pending or threatened arbitration or litigation, including our ongoing dispute with Ortho;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•

our anticipated cash needs and our expected sources of funding, including the achievement of product development milestones, and our estimates regarding our capital requirements and capital expenditures;

•	the status of our business relationship with Ortho; and

•	our plans for executive and director compensation for the future.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. The inclusion of forward- looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations that we contemplate will be achieved. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include the factors referenced in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2019 and September 30, 2019, which are incorporated by reference herein, including those set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” therein. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements included in and incorporated by reference in this prospectus. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Further, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us that we will achieve our objectives and plans in any specified time frame, or at all.

Many important factors, in addition to the factors described in this prospectus and the documents incorporated by reference herein, may adversely and materially affect our results as indicated in forward-looking statements. You should read this prospectus, the documents incorporated by reference herein and the documents that we have filed as exhibits to either the registration statement of which this prospectus is a part or any document incorporated by reference herein or therein, as well as any prospectus supplement or other offering material, completely and with the understanding that our actual future results may be materially different and worse from what we expect.

The forward-looking statements in this prospectus and the documents incorporated by reference herein represent our views as of the date of this prospectus or such document, as applicable. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law. You should, therefore, not rely on these forward-looking statements as representing our view as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS

Proceeds from the sale of the ordinary shares covered by this prospectus will be received by the selling shareholders. We will not receive any proceeds from such sale.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those previously issued to the selling shareholders pursuant to the following private placements:

•

On August 8, 2018, we issued 10,000 ordinary shares to Heino von Prondzynski, the Chairman of our Board of Directors, pursuant to a subscription agreement between us and Mr. von Prondzynski, dated August 3, 2018, at a price of $7.54 per share (which was equal to the closing bid price of our ordinary shares as reported on the Nasdaq Global Market on August 2, 2018), for aggregate proceeds of $75,400;

•

On August 8, 2018, we issued 45,000 ordinary shares to Franz Walt, our Chief Executive Officer, pursuant to a subscription agreement between us and Mr. Walt, dated August 3, 2018, at a price of $7.54 per share (which was equal to the closing bid price of our ordinary shares as reported on the Nasdaq Global Market on August 2, 2018), for aggregate proceeds of $339,300; and

•

On February 14, 2017, we issued 50,000 ordinary shares to Christopher Lindop, our Chief Financial Officer, pursuant to a subscription agreement between us and Mr. Lindop, dated February 9, 2017, at a price of $6.41 per share (which was equal to the closing price of the our ordinary shares as reported on the Nasdaq Global Market on February 9, 2017), for aggregate proceeds of $320,500.

In order to permit the public offer and resale of from time to time of these ordinary shares by the selling shareholders, we entered into the Registration Rights Agreement with the selling shareholders on December 13, 2019. For additional information, see our Current Report on Form 8-K filed on December 13, 2019, which is incorporated by reference herein.

We are registering the ordinary shares in order to permit the selling shareholders and their donees, pledgees, transferees or other successors-in-interest that receive their ordinary shares after the date of this prospectus to offer the ordinary shares, as well as any ordinary shares that we may issue or may be issuable by reason of any share split, share dividend or similar transaction involving the ordinary shares, for resale from time to time in the manner contemplated under “Plan of Distribution.” Each of the selling shareholders is an officer or director of our company as set forth in the table and related footnotes below. Except for the ownership of the ordinary shares as set forth in the table and related footnotes below, and as otherwise described or referred to in this section, none of the selling shareholders have had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders based in part on information provided to us by the selling shareholders.

The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling shareholder, based on its ownership of our ordinary shares, as of December 12, 2019, assuming full exercise of all options that are vested or are scheduled to vest within 60 days, if any, held by the selling shareholders on that date, and the conversion of any restricted share units, or RSUs, that are scheduled to vest within 60 days of such date. The fourth column lists the maximum number of ordinary shares being offered by this prospectus by the selling shareholders.

For purposes of showing the percentage of ordinary shares owned by the selling shareholders after this offering, the fifth and sixth columns assume the full exercise of all options and the conversion of all RSUs, as set forth in the prior paragraph, and the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus. However, because the selling shareholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of any sales. We do not know how long the selling shareholders will hold the shares before selling them.

Information concerning the selling shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Selling Shareholder(1)	Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number to be Sold Pursuant to this Prospectus	Ordinary Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Heino von Prondzynski(2)	231,429	*	10,000	221,429	*
Franz Walt(3)	375,724	*	45,000	330,724	*
Chris Lindop(4)	476,376	*	50,000	426,376	*

*	Represents beneficial ownership of less than one percent of the outstanding ordinary shares.
(1)	Except as otherwise indicated, the address for each of the persons named above is B1, Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland.
(2)

Mr. von Prondzynski is the Chairman of our Board of Directors. Ordinary shares beneficially owned include 200,896 ordinary shares owned directly and 21,507 vested options held of record by Mr. Prondzynski, and 9,026 RSUs that are scheduled to vest within 60 days of the date hereof.

(3)

Mr. Walt is our Chief Executive Officer and a director. Ordinary shares beneficially owned include 284,939 ordinary shares owned directly and 75,494 vested options held of record by Mr. Walt, and 15,291 RSUs that are scheduled to vest within 60 days of the date hereof.

(4)

Mr. Lindop is our Chief Financial Officer. Ordinary shares beneficially owned include 293,042 ordinary shares owned directly and 83,334 vested options held of record by Mr. Lindop, and 58,334 RSUs and 41,666 options that are scheduled to vest within 60 days of the date hereof.

For additional information regarding certain related party transactions involving Messrs. Von Prondzynksi, Walt and Lindop, see the section “Relationships and Related Party Transactions” in our definitive proxy statement, filed July 26, 2019, which is incorporated herein by reference.

DESCRIPTION OF SECURITIES

For a recent description of our share capital, see the Description of Share Capital contained in Exhibit 4.12 to Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended March 31, 2019, filed with the SEC on June 14, 2019, which is incorporated by reference in this prospectus. In addition, in accordance with applicable SEC rules, we are incorporating by reference in this prospectus the description of our ordinary shares contained in Amendment No. 3 to our Registration Statement on Form 8-A/A, filed with the SEC on October 30, 2015.

PLAN OF DISTRIBUTION

We are registering the ordinary shares previously issued to permit the resale of these ordinary shares by the holders of the ordinary shares from time to time after the date of this prospectus. We have agreed to keep the registration statement of which this prospectus forms a part current and cause it to remain effective until such time as the ordinary shares covered by the registration statement have been sold or otherwise cease to be registrable securities under the Registration Rights Agreement, or the date on which the Registration Rights Agreement is terminated in accordance with its terms. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares, other than any commissions and transfer taxes of any selling shareholder and the fees, disbursements and expenses of any legal counsel to any selling shareholder.

The selling shareholders may (subject to receipt by us and/or such selling shareholders of any applicable regulatory consents) sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents. If the ordinary shares are sold through broker-dealers, the selling shareholders will be responsible for commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 of the Securities Act;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares to or through broker-dealers or agents, such broker-dealers or agents may receive commissions in the form of concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in tum engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In compliance with the Financial Industry Regulatory Authority, Inc. (or FINRA) guidelines, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. Further, regulatory consents may be required in Jersey, Channel Islands in connection with certain types of offers of ordinary shares by selling shareholders, including offers to more than 50 persons other than on any national securities exchange or quotation service on which the securities are listed or quoted at the time of sale. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

In connection with our November 2019 underwritten public offering of ordinary shares, the selling shareholders in this offering entered into certain lock-up agreements with the representatives of the underwriters for that underwritten public offering. Under the terms of these lock-up agreements, subject to certain exceptions, the selling shareholders will be restricted from selling ordinary shares under this prospectus for a 90-day period ending February 4, 2020, unless these restrictions are earlier waived by the representatives in their sole discretion.

We will pay all expenses of the registration of the ordinary shares pursuant to the Registration Rights Agreement, other than any commissions and transfer taxes of any selling shareholder and the fees, disbursements and expenses of any legal counsel to any selling shareholder. The total fees are estimated to be $44,618 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of our ordinary shares offered hereby will be passed upon for us by Carey Olsen, our Jersey, Channel Islands counsel.

EXPERTS

The consolidated financial statements of Quotient Limited appearing in Quotient Limited’s Annual Report on Form 10-K for the year ended March 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, covering the ordinary shares offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement of which this prospectus is a part, are also available to you on the SEC’s website at www.sec.gov. We also maintain a website on the Internet with the address of www.quotientbd.com where you can find additional information. All internet addresses provided in this prospectus or any prospectus supplement are for information purposes only and are not intended to be hyperlinks. We are not incorporating by reference into this prospectus or any prospectus supplement the information on our website or any other website, except for the information specifically incorporated by reference herein, and you should not consider our website or any other website to be a part of this prospectus, any prospectus supplement or other offering materials.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•

The Annual Report on Form 10-K for the fiscal year ended March 31, 2019 filed with the SEC on May 29, 2019 pursuant to Section  13 of the Exchange Act, as amended by Amendment No. 1 to Form 10-K filed with the SEC on June 14, 2019;

•	The Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2019 and September 30, 2019 filed with the SEC on August 6, 2019 and November 4, 2019, respectively;

•

The Current Reports on Form 8-K filed with the SEC on May 1, 2019 (but only with respect to Items 1.01 and 8.01 and Exhibit 10.1 thereto), May  16, 2019, May 31, 2019, July  3, 2019, July 22, 2019, October  8, 2019, October 30, 2019, November 6, 2019, November 12, 2019, November  13, 2019, November 27, 2019 and December 13, 2019;

•

Our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 26, 2019 pursuant to Section 14(a) of the Exchange Act (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended March 31, 2019); and

•

The description of our ordinary shares contained in Amendment No.  3 to the Registration Statement on Form 8-A/A (File No. 001-36415), filed with the SEC on October 30, 2015 pursuant to Section 12(b) of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of the documents that are incorporated by reference are available at the web site maintained by the SEC at http://www.sec.gov. In addition, if you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed in writing to the Company Secretary at Quotient Limited, 28 Esplanade, St. Helier, JE2 3QA, Jersey, Channel Islands, or by telephone: 011-41-22-716-9800.